CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.850 % Discover Financial Services InterNotes Due September 15, 2023	$1,296,000	130.51

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Pricing Supplement dated September 6, 2016

Filed under Rule 424(b)(2), Registration Statement No. 333-205280

Pricing Supplement No. 24 -Dated Tuesday,  September 6, 2016 (to: Prospectus dated June 26, 2015 and Prospectus Supplement Dated: September 8, 2015)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
25472CBB4	$1,296,000.00	100.00%	1.450%	$1,277,208.00	Fixed	2.850%	Semi- Annual	30/360	09/15/2023	3/15/2017	$14.73	Yes	No	Senior Unsecured Notes

Redemption Information: Callable in whole or in part, at any time on or after 6/15/2023.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 06/15/2023, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

Trade Date: Tuesday, September 6, 2016 @ 12:00 PM ET

Settlement Date: Friday, September 9, 2016

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

Lead Manager: Incapital LLC

Agents: BofA Merrill Lynch, Citigroup , Morgan Stanley ,
RBC Capital Markets, Wells Fargo Advisors, LLC

Legal Matters

In the opinion of Sidley Austin LLP, as counsel to Discover
Financial Services (the “Company”), when the notes offered
by this pricing supplement have been executed and issued by
the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated
herein, such notes will be valid and binding obligations of the
Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws
affecting creditors’ rights generally, concepts of
reasonableness and equitable principles of general
applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of
fraudulent conveyance, fraudulent transfer or similar
provision of applicable law on the conclusions expressed
above. This opinion is given as of the date hereof and is
limited to the laws of the State of New York and the General
Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures
and certain factual matters, all as stated in the letter of such counsel dated September 8, 2015, which has been filed as an
exhibit to a Current Report on Form 8-K filed by the
Company on September 8, 2015.

InterNotes® is a registered trademark of Incapital Holdings
LLC. All Rights Reserved.

Discover Financial Services

Discover Financial Services InterNotes

Pricing Supplement No. 24 -Dated
Tuesday, September 6, 2016

(to: Prospectus dated June 26, 2015 and
Prospectus Supplement Dated:
September 8, 2015)